GPR
Gerson, Preston, Robinson
& Company, P.A.

CERTIFIED PUBLIC ACCOUNTANTS
MIAMI BEACH OFFICE
666 SEVENTY-FIRST STREET
MIAMI BEACH, FLORIDA 33141

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We have previously issued our report, accompanying the consolidated financial statements, incorporated herein by reference of the Registrant in its previously filed 10 KSB filed on July 11, 2002 (for the year ending March 30, 2002). Our report covered the consolidated balance sheet of BEVsystems International Inc. and Subsidiaries as of March 30, 2002 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended. We hereby consent to the incorporation by reference of said report in the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission by the Registrant.

/s/ Gerson, Preston, Robinson & Company, C.P.A. CERTIFIED PUBLIC ACCOUNTANTS

February 12, 2003
Miami, Florida